Exhibit 21.1

List of Subsidiaries

The following are significant subsidiaries of TCP International Holdings Ltd. as of December 31, 2014 and the states or jurisdictions in which they are organized. All subsidiaries included herein are wholly-owned. The names of particular subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of the end of the year covered by this report, a “significant subsidiary” as that term is defined in Rule 1-02(w) of Regulation S-X under the Securities Exchange Act of 1934.

SUBSIDIARY	ORGANIZED OR INCORPORATED
Technical Consumer Products, Inc.	Delaware, U. S.
Technical Consumer Products Canada, Inc.	Canada
TCP Bermuda Ltd.	Bermuda
TCP Hong Kong Limited	Hong Kong
Aurora Technologies Limited	Hong Kong
Zhenjiang Qiangling Electronics Co. Ltd.	China
Shanghai Qiangling Electronic Co. Ltd.	China
Yangzhou Qiangling Co. Ltd.	China
Huaian Qiangling Lighting Co. Ltd.	China
TCP B.V.	The Netherlands
Technical Consumer Products Ltd.	United Kingdom